Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS
DALLAS — (BUSINESS WIRE) — March 6, 2007 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the fourth quarter and full year 2006. Company highlights for the fourth quarter and 2006 fiscal year include:
Financial Highlights — Fourth Quarter
•	Revenues of $43.0 million increased $7.9 million or approximately 23 percent from the fourth quarter of 2005.

•	Adjusted EBITDAR (income from operations plus depreciation and amortization and facility lease expense) of $11.9 million increased 42 percent from the prior year period.

•	Adjusted EBITDAR margin of 27.8 percent improved 380 basis points from the fourth quarter of the prior year.

•	Net income of $0.8 million versus a loss of $1.8 million in the fourth quarter of 2005.

•	Adjusted net income of $1.1 million or a $0.04 profit per share, versus a loss of $1.4 million or a $0.06 loss per share in the fourth quarter of 2005. These comparisons exclude non-cash stock-based compensation in both periods and fourth quarter 2005 adjustments for write-off of deferred loan costs, interest rate lock agreements and hurricane damage.

•	Adjusted cash earnings (net income plus depreciation and amortization) of $3.8 million or $0.14 per diluted share, versus $2.2 million or $0.08 per diluted share in the fourth quarter of 2005, excluding the effects noted above.
Financial Highlights — Full Year
•	Revenues of $159.1 million increased $32.7 million or approximately 26 percent from the prior year.

•	Adjusted EBITDAR of $40.6 million increased 56 percent from the prior year.

•	Adjusted EBITDAR margin of 25.5 percent improved 490 basis points from 2005.

•	Net loss of $2.6 million versus a loss of $5.4 million in 2005.

•	Adjusted net income of $0.1 million (less than one cent per share), versus a loss of $4.5 million or a $0.17 loss per share in 2005. These comparisons exclude non-cash stock-based compensation and write-offs of deferred loan costs in both periods. In 2005, they exclude adjustments for interest rate lock agreements and hurricane damage. In 2006, they exclude write-off of contract rights.

•	Adjusted cash earnings of $12.4 million or $0.48 per diluted share, versus $8.5 million or $0.33 per diluted share in 2005, excluding the effects note above.
MORE

Operational Highlights — Fourth Quarter
•	Average physical occupancy rate for the stabilized communities was 91.3 percent compared to 91.9 percent in the fourth quarter of 2005. The number of stabilized communities increased by 11 to 58.

•	Operating margins (before property taxes, insurance and management fees) were 46 percent in stabilized independent and assisted living communities.

•	At communities under management, same-store revenue increased 6.1 percent versus the fourth quarter of 2005 as a result of a 5.1 percent increase in average monthly rent and a 1.0 percent increase in occupancy. Same-community expenses increased 2.0 percent and net income increased 13.3 percent from the comparable period of the prior year. Incremental EBITDAR margin on same-store revenue increases was approximately 79 percent.
Significant Transactions — Fourth Quarter
•	Leased four communities that a publicly traded healthcare REIT purchased for approximately $51.0 million from a third party. This transaction is expected to yield approximately $12.7 million in annual revenues, $5.0 million in incremental annual EBITDAR and be accretive to earnings. The Company’s resident capacity increased by approximately 420.

•	Leased an additional community that a healthcare REIT purchased for approximately $18.0 million from a third party. This transaction is expected to yield approximately $3.6 million in annual revenues, $1.6 million in incremental annual EBITDAR and be accretive to earnings. The Company previously managed this community; therefore no change in resident capacity.
“Our 2006 business plan focused on income and asset growth and strengthening our balance sheet,” said James A. Stroud, Chairman of the Company. “By executing this plan, we returned the Company to profitability in the second half of the year. We are pleased to report for 2006 growth in revenues of 26 percent and growth in EBITDAR of 56 percent. In addition, we strengthened our capital structure, reducing net borrowings by $56 million in 2007 and continued to fix or cap interest rates. These actions will help forge a platform for growth in 2007.”
OPERATING AND FINANCIAL RESULTS
Fourth Quarter Results
For the fourth quarter of 2006, the Company reported revenues of $43.0 million, compared to revenues of $35.0 million in the fourth quarter of 2005, an increase of over $7.9 million or 23 percent. Resident and healthcare revenue increased from the fourth quarter of the prior year by approximately $7.5 million, or 24 percent, primarily as a result of consolidating a greater number of communities, along with higher occupancy and rental rates.
MORE

Revenues in all reported periods have been adjusted to include community reimbursement revenue. This revenue is comprised of reimbursable expenses from non-consolidated communities that the Company operates under long-term management agreements. These exact amounts are also reported as community reimbursement expense, so there is no net effect on the Company’s income statement.
The number of consolidated communities increased from 36 in the fourth quarter of 2005 to 48 in the fourth quarter of 2006. Financial occupancy of the consolidated portfolio increased by 150 basis points year-over-year and averaged 90.4 percent for the fourth quarter of 2006. The average monthly rent in the consolidated communities increased by $148 per month, or approximately 7 percent, and averaged $2,269 per occupied unit during the fourth quarter of 2006.
Management services revenue increased by approximately $0.1 million in the fourth quarter of 2006 compared to the fourth quarter of 2005, reflecting the cessation of management fees on previously managed properties which became leased assets and the addition of new management agreements with joint ventures.
Revenues under management increased approximately 17 percent to $51.5 million in the fourth quarter of 2006 from $44.0 million in the fourth quarter of 2005. Revenues under management include revenues generated by the Company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company. These communities increased from 55 to 64 during 2006.
While revenues increased by approximately $7.9 million in the fourth quarter of 2006 compared to the prior year period, total expenses increased by approximately $7.0 million, resulting in a 36 percent increase in income from operations.
Operating expenses increased by $4.0 million from the fourth quarter of 2005. As a percentage of resident and healthcare revenues, operating expenses improved from 65.2 percent last year to 63.0 percent this year, an improvement of 220 basis points.
General and administrative expenses of $2.7 million were equal to the fourth quarter of 2006. As a percentage of revenues under management, general and administrative expenses declined from 6.3 percent in the fourth quarter of 2005 to 5.2 percent in the fourth quarter of 2006. Stock-based compensation expense for the fourth quarter of 2006 was $0.3 million, compared to $0.1 million in the fourth quarter of 2005.
Facility lease expenses were $5.5 million in the fourth quarter of 2006, nearly $3.5 million higher than the fourth quarter of 2005, reflecting 23 leased communities this year
MORE

versus seven last year. Depreciation and amortization expense was $0.9 million lower than in the fourth quarter of 2005, as four of these leased assets were previously owned by the Company.
Adjusted EBITDAR for the fourth quarter of 2006 was approximately $11.9 million, an increase of 42 percent from $8.4 million in the fourth quarter of 2005. Adjusted EBITDAR margin was 27.8 percent for the period, a 380 basis point improvement from the comparable period of the prior year.
Interest income was $0.4 million in the current quarter as the Company earned interest on cash balances, lease deposits and a refund of federal income taxes. Interest expense was $3.5 million in the fourth quarter of 2006, compared to $5.0 million in the fourth quarter of 2005, as a result of the refinancings completed during the second quarter of this year.
The Company reported a gain on sale of assets of $0.8 million in the fourth quarter of 2006, representing the recognition of deferred gains on 16 communities. As of December 31, 2006, the Company had deferred gains of $29.3 million that are being amortized over approximately ten years.
Other income or expense reflects the Company’s share of earnings or losses from its investments in joint ventures. The fourth quarter net expense of approximately $0.2 million reflects the allocation of a portion of the purchase price of the underlying businesses for the Midwest I and Midwest II joint ventures to short-lived intangible assets. The amortization of these intangibles, while depressing current income, will result in higher earnings for the ventures once these intangibles are fully amortized.
The Company reported a pre-tax profit of approximately $1.2 million in the fourth quarter of 2006 compared to a pre-tax loss of approximately $2.2 million in the fourth quarter of 2005. Excluding non-cash stock-based compensation in both periods and 2005 adjustments for treasury rate lock agreements, hurricane damage, and write-offs of contract rights and deferred loan costs, pre-tax results for the Company improved from a loss of $1.7 million in the fourth quarter of 2005 to a profit of $1.5 million in the current quarter.
The Company reported a net profit of $0.8 million, or $0.03 per share, in the fourth quarter of 2006 versus a net loss of $1.8 million, or a $0.07 loss per share, in the fourth quarter of 2005. Excluding the items noted above, net income improved from a loss of $1.4 million, or a $0.06 loss per share, in the fourth quarter of 2005 to a profit of $1.1 million, or a $0.04 profit per share, in the fourth quarter of 2006.
On this same basis, adjusted cash earnings (net income plus depreciation and amortization) were $3.8 million, or $0.14 per diluted share, in the fourth quarter of 2006, versus $2.2 million, or $0.08 per diluted share, in the fourth quarter of 2005.
MORE

Full Year Results
For the 2006 fiscal year, the Company produced revenues of $159.1 million, compared to revenues of $126.4 million in the prior year, an increase of $32.7 million or approximately 26 percent.
Adjusted EBITDAR for 2006 was $40.6 million, an increase of $14.5 million or 56 percent from the $26.1 million reported in 2005.
“2006 has been a year of significant progress,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We capitalized on favorable industry trends to improve occupancies, rental rates and EBITDAR. Along with strong organic growth, we completed 20 acquisitions this year totaling approximately $220 million in value. These transactions are expected to increase our annual revenues by approximately $33 million at a combined EBITDAR margin of over 40 percent. We also strengthened our financial position by retiring debt and refinancing our remaining mortgages at lower fixed rates. Capital Senior Living is well-positioned to create additional shareholder value in 2007.”
CAPITAL OVERVIEW AND FINANCING
As of December 31, 2006, the Company had $192.4 million of mortgage debt at a blended average borrowing cost of just under 6.5 percent. Approximately $159.4 million of debt is at fixed interest rates averaging approximately 6.2 percent and $33.0 million of debt is at variable rates capped at a maximum of 7.6 percent.
The Company ended 2006 with approximately $25.6 million of cash and cash equivalents.
Q406 CONFERENCE CALL INFORMATION
The Company will host a conference call with senior management to discuss the Company’s fourth quarter and full year 2006 results. The call will be held on Wednesday, March 7, 2007 at 11:00 a.m. Eastern Time.
The call-in number is 913-981-5558, confirmation code 6425017. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting March 7, 2007 at 2:00 pm Eastern Time, until March 14, 2007 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 6425017. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
MORE

ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 23 leased communities and 4 communities it manages for third parties. In the communities operated by the Company, 74 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDAR, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
MORE

CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$25,569	$21,831
Restricted cash	—	973
Accounts receivable, net	3,838	2,586
Accounts receivable from affiliates	784	432
Federal and state income taxes receivable	241	1,840
Deferred taxes	672	591
Assets held for sale	2,034	2,034

Property tax and insurance deposits	6,460	5,081
Prepaid expenses and other	3,493	2,729

Total current assets	43,091	38,097
Property and equipment, net	313,569	373,007
Deferred taxes	15,448	8,217
Investments in limited partnerships	5,253	1,401
Other assets, net	17,127	13,329

Total assets	$394,488	$434,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,566	$2,834
Accounts payable to affiliates	—	119
Accrued expenses	11,224	10,057
Current portion of notes payable	6,110	7,801
Current portion of interest rate lock	—	2,573
Current portion of deferred income	4,306	1,370
Customer deposits	2,478	2,483

Total current liabilities	27,684	27,237
Deferred income	26,073	3,641
Deferred income from affiliates	—	48
Other long-term liabilities	—	4,977
Notes payable, net of current portion	196,647	252,733
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 26,424 and 26,290 in 2006 and 2005, respectively	264	263
Additional paid-in capital	127,448	126,180
Retained earnings	16,372	18,972

Total shareholders’ equity	144,084	145,415

Total liabilities and shareholders’ equity	$394,488	$434,051

MORE

CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Revenues:
Resident and health care revenue	$38,281	$30,794	$139,456	$101,770
Unaffiliated management services revenue	136	422	994	1,626
Affiliated management services revenue	651	256	1,767	1,834
Community reimbursement revenue	3,902	3,558	16,853	21,174

Total revenues	42,970	35,030	159,070	126,404
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization shown below)	24,099	20,089	89,184	68,888
General and administrative expenses	2,692	2,723	11,420	9,761
Facility lease expense	5,528	2,070	16,610	2,070
Provision for bad debts	23	113	121	258
Stock-based compensation expense	318	144	870	245
Depreciation and amortization	2,702	3,608	12,345	13,046
Community reimbursement expense	3,902	3,558	16,853	21,174

Total expenses	39,264	32,305	147,403	115,442

Income from operations	3,706	2,725	11,667	10,962
Other income (expense):
Interest income	377	38	843	133
Interest expense	(3,459)	(5,017)	(16,610)	(18,595)
Gain on sale of assets	781	104	2,495	104
Debt restructuring / derivative costs:
Write-off deferred loan costs	—	(25)	(1,867)	(25)
Loss on interest rate lock agreement	—	(63)	—	(641)
Other (expense) income	(249)	48	(37)	416

Income (loss) before income taxes and minority interest in consolidated partnership	1,156	(2,190)	(3,509)	(7,646)
(Provision) benefit for income taxes	(340)	347	909	2,273

Income (loss) before minority interest in consolidated partnership	816	(1,843)	(2,600)	(5,373)
Minority interest in consolidated partnership	—	16	—	19

Net income (loss)	816	(1,827)	(2,600)	(5,354)

Per share data:
Basic net income (loss) per share	$0.03	$(0.07)	$(0.10)	$(0.21)

Diluted net income (loss) per share	0.03	(0.07)	(0.10)	(0.21)

Weighted average shares outstanding — basic	26,127	25,917	26,014	25,827

Weighted average shares outstanding — diluted	26,559	25,917	26,014	25,827

MORE

Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q4 06	Q4 05	Q4 06	Q4 05	Q4 06	Q4 05
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	25	29	3,926	4,831	3,503	4,324
Leased	23	7	3,625	1,416	3,025	1,110
Joint Venture communities (equity method)	12	4	1,406	698	1,221	628
Third party communities managed	4	15	587	1,970	488	1,688

Total	64	55	9,544	8,915	8,237	7,750

Independent living			7,042	7,560	6,031	6,486
Assisted living			2,332	1,185	2,037	1,095
Skilled nursing			170	170	169	169

Total			9,544	8,915	8,237	7,750

II. Percentage of Operating Portfolio
Consolidated communities
Owned	39.1%	52.7%	41.1%	54.2%	42.5%	55.8%
Leased	35.9%	12.7%	38.0%	15.9%	36.7%	14.3%
Joint venture communities (equity method)	18.8%	7.3%	14.7%	7.8%	14.8%	8.1%
Third party communities managed	6.3%	27.3%	6.2%	22.1%	5.9%	21.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			73.8%	84.8%	73.2%	83.7%
Assisted living			24.4%	13.3%	24.7%	14.1%
Skilled nursing			1.8%	1.9%	2.1%	2.2%

Total			100.0%	100.0%	100.0%	100.0%

Selected Operating Results
I. Consolidated communities
Number of communities	48	36
Resident capacity	7,551	6,247
Unit capacity	6,528	5,434
Financial occupancy (1)	90.4%	88.9%
Revenue (in millions)	38.3	30.7
Operating expenses (in millions) (2)	21.9	18.2
Operating margin	43%	41%
Average monthly rent	2,269	2,121
II. Waterford / Wellington communities
Number of communities	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	91.7%	90.5%
Revenue (in millions)	11.3	10.6
Operating expenses (in millions) (2)	6.4	6.2
Operating margin	43%	42%
Average monthly rent	1,942	1,833
III. Communities under management
Number of communities	64	55
Resident capacity	9,544	8,915
Unit capacity	8,237	7,750
Financial occupancy (1)	89.2%	87.8%
Revenue (in millions)	51.5	44.0
Operating expenses (in millions) (2)	29.0	25.3
Operating margin	44%	43%
Average monthly rent	2,394	2,157
IV. Same Store communities under management
Number of communities	48	48
Resident capacity	7,759	7,759
Unit capacity	6,814	6,814
Financial occupancy (1)	90.2%	89.3%
Revenue (in millions)	42.7	40.3
Operating expenses (in millions) (2)	23.6	23.0
Operating margin	45%	43%
Average monthly rent	2,321	2,208

	Communities		Resident Capacity		Units
	Q4 06	Q4 05	Q4 06	Q4 05	Q4 06	Q4 05
V. General and Administrative expenses as a percent of Total Revenues under Management (excluding share-based compensation)
Fourth Quarter	5.2%	6.3%
Full Year	5.5%	5.5%
VI. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	159,439	80,802
Variable rate debt, with a cap	33,000	150,000
Variable rate debt, no cap or floor	4,801	24,172

Total debt	197,240	254,974

Fixed rate debt — weighted average rate	6.2%	6.8%
Variable rate debt — weighted average rate	7.6%	7.4%
Total debt — weighted average rate	6.5%	7.2%

(1)	- Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.

(2)	- Excludes management fees, insurance and property taxes.
MORE

CAPITAL SENIOR LIVING CORPORATION
GAAP RECONCILIATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Adjusted EBITDAR
Net income from operations	3,706	2,725	11,667	10,962
Depreciation and amortization expense	2,702	3,608	12,345	13,046
Facility lease expense	5,528	2,070	16,610	2,070

Adjusted EBITDAR	11,936	8,403	40,622	26,078

Adjusted EBITDAR Margin
Adjusted EBITDAR	11,936	8,403	40,622	26,078
Total revenues	42,970	35,030	159,070	126,404

	27.8%	24.0%	25.5%	20.6%

Adjusted net income (loss) and net income (loss) per share
Net income (loss)	816	(1,827)	(2,600)	(5,354)
Stock-based compensation, net of tax	236	101	645	172
Write-off of contract rights, net of tax	—	—	642	—
Write-off deferred loan costs, net of tax	—	18	1,383	—
Loss on interest rate lock, net of tax	—	44	—	450
Hurricane costs, net of tax	—	216	—	225

Adjust net income (loss)	1,052	(1,449)	70	(4,489)

Adjusted net income (loss) per share	$0.04	$(0.06)	$0.00	$(0.17)

Diluted shares outstanding	26,559	25,917	26,014	25,827

Adjusted cash earnings and cash earnings per share
Net income (loss)	816	(1,827)	(2,600)	(5,354)
Depreciation and amortization expense	2,702	3,608	12,345	13,046
Stock-based compensation, net of tax	236	101	645	172
Write-off of contract rights, net of tax	—	—	642	—
Write-off deferred loan costs, net of tax	—	18	1,383	—
Loss on interest rate lock, net of tax	—	44	—	450
Hurricane costs, net of tax	—	216	—	225

Adjusted cash earnings	3,754	2,159	12,415	8,557

Adjusted cash earnings per share	$0.14	$0.08	$0.48	$0.33

Diluted shares outstanding	26,559	25,917	26,014	25,827

Adjusted pretax income (loss)
Pretax income (loss) as reported	1,156	(2,190)	(3,509)	(7,646)
Stock-based compensation	318	144	870	245
Write-off of contract rights	—	—	866	—
Write-off deferred loan costs	—	25	1,867	25
Loss on interest rate lock	—	63	—	641
Hurricane costs, net of tax	—	307	—	321

Adjusted pretax income (loss)	1,474	(1,651)	94	(6,414)

###########